UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 1, 2005
VIRBAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-24312 (Commission File No.)	43-1648680 (IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously disclosed in Virbac Corporation’s (the “Company” or “Virbac”), 2004 Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission on August 29, 2005, the Company is a named defendant in a putative class action lawsuit filed in the United States District of Texas, Fort Worth Division, (the “Court”) on December 15, 2003 (the “Action”). On June 27, 2005, the parties to the Action engaged in a mediation session and reached a settlement in principle. On September 15, 2005, a written settlement agreement (the “Settlement Agreement”) was entered into memorializing the terms of the settlement. Under the terms of the settlement, persons who purchased or otherwise acquired Virbac common stock from May 3, 2001 to November 12, 2003, inclusive (the “Class”), may be eligible to participate in the settlement. On September 16, 2005, the parties to the Action filed an agreed motion requesting the Court to, among other things, certify the class action for settlement purposes, and to preliminarily approve the settlement.
     On October 4, 2005, the Court issued a Preliminary Approval Order (the “Order”) certifying the Class for settlement purposes and granting approval of the settlement as set forth in the Settlement Agreement and related documents. The Order also set forth various procedures by which notice of the settlement was to be provided to the Class and scheduled a settlement fairness hearing for December 1, 2005. On December 1, 2005, the settlement fairness hearing was held. At the conclusion of the hearing, the Court entered an Order and Final Judgment, which, among other things, found that notice had been provided to the Class in accordance with the Order, granted final approval to the settlement as set forth in the Settlement Agreement and related documents, and dismissed the Action as to Virbac and the other named defendants.
     Separately, the Company has entered into an agreement with its insurance carrier (the “Insurer”), which provides that the Insurer will fund in full the settlement amount as set forth in the Settlement Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: December 15, 2005	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer